Exhibit 99.1

Bank of the Ozarks, Inc. Announces First Quarter 2014 Earnings

LITTLE ROCK, Ark.--(BUSINESS WIRE)--April 14, 2014--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income for the first quarter of 2014 was $25.3 million, a 26.4% increase from $20.0 million for the first quarter of 2013. Diluted earnings per common share for the first quarter of 2014 were $0.68, a 21.4% increase from $0.56 for the first quarter of 2013.

The Company’s results for the first quarter of 2014 included three significant unusual items. First, on March 5, 2014 the Company completed its acquisition in Texas of Bancshares, Inc. (“Bancshares”) and its wholly-owned OMNIBANK, N.A. subsidiary. This acquisition resulted in a tax-exempt bargain purchase gain of $4.7 million. Second, the Company incurred acquisition-related costs, net of applicable taxes, of approximately $0.4 million. Third, the Company, after entering into an agreement for its newly acquired core banking software, incurred charges, net of applicable taxes, of $3.1 million as a result of providing notices of termination to existing core banking software providers. Collectively, the net effect of these items added approximately $1.2 million, or approximately $0.03 of diluted earnings per share, to the Company’s after tax net income for the first quarter of 2014.

The Company’s returns on average assets and average common stockholders’ equity for the first quarter of 2014 were 2.12% and 16.06%, respectively, compared to 2.06% and 15.77%, respectively, for the first quarter of 2013.

Loans and leases, excluding loans covered by FDIC loss share agreements (“covered loans”) and purchased loans not covered by loss share (“purchased non-covered loans”), were $2.78 billion at March 31, 2014, a 28.8% increase from $2.16 billion at March 31, 2013. Including covered loans and purchased non-covered loans, total loans and leases were $3.57 billion at March 31, 2014, a 30.4% increase from $2.74 billion at March 31, 2013.

In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, “We are pleased to report our excellent first quarter results. While our results reflect some of the headwinds typically encountered during the first quarter, our excellent loan and lease growth, our favorable asset quality as shown by our net charge-off ratio, and our record trust income provided a great start for 2014. Our balance of loans and leases outstanding, excluding covered loans and purchased non-covered loans, increased $146 million in the quarter just ended, reflecting unusually strong growth for the first quarter, which has been a quarter of minimal growth in most years. Additionally, our unfunded balance of closed loans increased $206 million during the first quarter, growing to $1.42 billion at March 31, 2014 compared to $1.21 billion at December 31, 2013. Further, the completion of our Bancshares acquisition late in the first quarter is an important step in positioning us for future growth in Texas.”

Deposits were $3.92 billion at March 31, 2014, a 30.9% increase compared to $2.99 billion at March 31, 2013.

Total assets were $5.03 billion at March 31, 2014, a 27.3% increase compared to $3.95 billion at March 31, 2013.

Common stockholders’ equity was $653 million at March 31, 2014, a 24.7% increase from $524 million at March 31, 2013. Book value per common share was $17.68 at March 31, 2014, a 19.4% increase from $14.81 at March 31, 2013. Changes in common stockholders’ equity and book value per common share reflect earnings, dividends paid, stock option and stock grant transactions, stock consideration issued in connection with the Company’s July 2013 acquisition of The First National Bank of Shelby ("FNB Shelby") and changes in the Company’s mark-to-market adjustment for unrealized gains and losses on investment securities available for sale.

The Company’s ratio of common stockholders’ equity to total assets was 12.99% at March 31, 2014, compared to 13.25% at March 31, 2013. Its ratio of tangible common stockholders’ equity to tangible total assets was 12.62% at March 31, 2014, compared to 13.00% at March 31, 2013. The calculation of the Company’s ratio of tangible common stockholders’ equity to tangible total assets and the reconciliation to generally accepted accounting principles (“GAAP”) is included in the schedules accompanying this release.

NET INTEREST INCOME

Net interest income for the first quarter of 2014 was $52.4 million, an 18.7% increase from $44.1 million for the first quarter of 2013, but a 5.2% decrease from $55.3 million for the fourth quarter of 2013. Net interest margin, on a fully taxable equivalent (“FTE”) basis, was 5.46% in the first quarter of 2014, a 37 basis point decrease from 5.83% in the first quarter of 2013, and a 17 basis point decrease from 5.63% in the fourth quarter of 2013. Average earning assets were $4.07 billion in the first quarter of 2014, a 26.6% increase from $3.21 billion in the first quarter of 2013, and a 0.2% increase from $4.06 billion in the fourth quarter of 2013.

NON-INTEREST INCOME

Non-interest income for the first quarter of 2014 increased 24.5% to $20.4 million compared to $16.4 million for the first quarter of 2013. Non-interest income for the first quarter of 2014 included a tax-exempt bargain purchase gain of $4.7 million on the Bancshares acquisition. There was no bargain purchase gain in the first quarter of 2013.

Service charges on deposit accounts increased 19.4% to $5.64 million in the first quarter of 2014 compared to $4.72 million in the first quarter of 2013, but decreased 6.5% compared to $6.03 million in the fourth quarter of 2013.

Mortgage lending income decreased 45.2% to $0.95 million in the first quarter of 2014 compared to $1.74 million in the first quarter of 2013, and decreased 1.3% compared to $0.97 million in the fourth quarter of 2013.

Trust income for the first quarter of 2014 increased 49.0% to a record $1.32 million compared to $0.88 million for the first quarter of 2013, and increased 2.1% compared to $1.29 million for the fourth quarter of 2013.

Income from accretion of the Company’s FDIC loss share receivable, net of amortization of the Company’s FDIC clawback payable, decreased 71.1% to $0.69 million in the first quarter of 2014 compared to $2.39 million in the first quarter of 2013, and decreased 23.2% compared to $0.90 million in the fourth quarter of 2013.

Other income from loss share and purchased non-covered loans increased 53.6% to $3.31 million in the first quarter of 2014 compared to $2.16 million in the first quarter of 2013, but decreased 31.4% compared to $4.83 million in the fourth quarter of 2013.

Net gains on sales of other assets decreased to $0.97 million in the first quarter of 2014 compared to $1.97 million in the first quarter of 2013 and $1.80 million in the fourth quarter of 2013. The net gains on sales of other assets in each of these periods were primarily due to net gains on sales of foreclosed assets covered by FDIC loss share agreements.

NON-INTEREST EXPENSE

Non-interest expense for the first quarter of 2014 increased 28.1% to $37.5 million, compared to $29.2 million for the first quarter of 2013, and increased 7.8% compared to $34.7 million for the fourth quarter of 2013. During the first quarter of 2014, the Company incurred pre-tax non-interest expense of $5.0 million as a result of providing notices to terminate existing core banking software contracts and approximately $0.7 million in connection with its Bancshares acquisition and pending acquisition of Summit Bancorp, Inc. There were no software termination charges or acquisition-related costs in the first quarter of 2013.

The Company’s efficiency ratio (non-interest expense divided by the sum of net interest income FTE and non-interest income) for the first quarter of 2014 increased to 49.8% compared to 46.8% for the first quarter of 2013 and 45.5% in the fourth quarter of 2013.

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

Loans, repossessions and foreclosed assets covered by FDIC loss share agreements, along with the related FDIC loss share receivable, are presented in the Company’s financial reports with a carrying value equal to the net present value of expected future proceeds. At March 31, 2014, the carrying value of covered loans was $305 million, foreclosed assets covered by loss share was $44 million and the FDIC loss share receivable was $58 million. At March 31, 2013, the carrying value of covered loans was $544 million, foreclosed assets covered by loss share was $51 million and the FDIC loss share receivable was $133 million.

Purchased non-covered loans include a small volume of non-covered loans acquired in FDIC-assisted acquisitions and loans acquired in non FDIC-assisted acquisitions, including the FNB Shelby and Bancshares acquisitions. Purchased non-covered loans that contain evidence of credit deterioration on the date of purchase are initially recorded at fair value and are presented in the Company’s financial reports with a carrying value equal to the net present value of expected future proceeds. Other purchased non-covered loans are initially recorded at fair value on the date of purchase and are presented in the Company’s financial reports at their initial fair value, adjusted for subsequent advances, pay downs, amortization or accretion of any premium or discount on purchase, charge-offs and any other adjustments to carrying value. The carrying value of purchased non-covered loans was $489 million at March 31, 2014 compared to $38 million at March 31, 2013 and $373 million at December 31, 2013.

Excluding covered loans and purchased non-covered loans, nonperforming loans and leases as a percent of total loans and leases increased to 0.42% at March 31, 2014 compared to 0.40% at March 31, 2013 and 0.33% at December 31, 2013.

Excluding covered loans, purchased non-covered loans and foreclosed assets covered by loss share, nonperforming assets as a percent of total assets increased to 0.57% at March 31, 2014 compared to 0.50% at March 31, 2013 and 0.43% at December 31, 2013.

Excluding covered loans and purchased non-covered loans, the Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases increased to 0.75% at March 31, 2014 compared to 0.56% at March 31, 2013 and 0.45% at December 31, 2013.

The Company’s net charge-offs decreased to $0.4 million for the first quarter of 2014, including $0.2 million for non-covered loans and leases and $0.2 million for covered loans. The Company’s net charge-offs were $3.0 million for the first quarter of 2013, including $1.0 million for non-covered loans and leases and $2.0 million for covered loans. The Company’s net charge-offs were $1.6 million for the fourth quarter of 2013, including $0.9 million for non-covered loans and leases and $0.7 million for covered loans. Net charge-offs for covered loans are reported net of adjustments to applicable FDIC loss share receivable and FDIC clawback payable amounts.

The Company’s annualized net charge-off ratio for its non-covered loans and leases improved to 0.02% for the first quarter of 2014, compared to 0.19% for the first quarter of 2013 and 0.12% for the fourth quarter of 2013. The Company’s annualized net charge-off ratio for all loans and leases, including covered loans, improved to 0.05% for the first quarter of 2014, compared to 0.45% for the first quarter of 2013 and 0.18% for the fourth quarter of 2013.

For the first quarter of 2014, the Company’s provision for loan and lease losses decreased to $1.3 million, including $1.1 million for non-covered loans and leases and $0.2 million for covered loans. For the first quarter of 2013, the Company’s provision for loan and lease losses was $2.7 million, including $0.7 million for non-covered loans and leases and $2.0 million for covered loans. For the fourth quarter of 2013, the Company’s provision for loan and lease losses was $2.9 million, including $2.2 million for non-covered loans and leases and $0.7 million for covered loans.

The Company’s allowance for loan and lease losses was $43.9 million, or 1.58% of total loans and leases, excluding covered loans and purchased non-covered loans, at March 31, 2014, compared to $38.4 million, or 1.78% of total loans and leases, excluding covered loans and purchased non-covered loans, at March 31, 2013, and $42.9 million, or 1.63% of total loans and leases, excluding covered loans and purchased non-covered loans, at December 31, 2013.

PROPOSED TRANSACTION

On January 30, 2014, the Company and its wholly-owned bank subsidiary, Bank of the Ozarks, entered into a definitive agreement and plan of merger with Summit Bancorp, Inc. (“Summit”) and Summit’s wholly-owned bank subsidiary, Summit Bank, in Arkadelphia, Arkansas, pursuant to which the Company expects to acquire all of the outstanding common stock of Summit in a transaction valued at approximately $216 million, subject to potential adjustments. Summit, through its wholly-owned bank subsidiary, Summit Bank, operates 23 banking offices and one loan production office in nine Arkansas counties. At December 31, 2013, Summit had approximately $1.2 billion of total assets, $778 million of loans and $994 million of deposits. Completion of the transaction is subject to certain closing conditions, including customary regulatory approvals and approval by Summit’s shareholders.

ADDITIONAL INFORMATION ABOUT THE PROPOSED TRANSACTION AND WHERE TO FIND IT

This release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed transaction with Summit, the Company has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that includes a proxy statement of Summit, and that also constitutes a prospectus of the Company. The Company may file other documents with the SEC with respect to the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Such documents may be found on the SEC’s website at http://www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by the Company at the Company’s website at http://www.bankozarks.com, Investor Relations, or by contacting Susan Blair at (501) 978-2217.

CONFERENCE CALL

Management will conduct a conference call to review announcements made in this release at 10:00 a.m. CDT (11:00 a.m. EDT) on Tuesday, April 15, 2014. The call will be available live or in recorded version on the Company’s website www.bankozarks.com under “Investor Relations” or interested parties calling from locations within the United States and Canada may call 1-888-427-9411 ten minutes prior to the beginning of the call and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company’s website or by telephone by calling 1-888-203-1112 in the United States and Canada or 719-457-0820 internationally. The passcode for this telephone playback is 8227659. The telephone playback will be available for one week following the call, and the website recording of the call will be available for 12 months.

NON-GAAP FINANCIAL MEASURES

This release contains certain non-GAAP financial measures. The Company’s management uses these non-GAAP financial measures, specifically tangible common equity and the ratio of tangible common equity to tangible assets, as the principal measures of the strength of its capital. These measures typically adjust GAAP financial measures to exclude intangible assets. Management believes presentation of these non-GAAP financial measures provides useful supplemental information that contributes to a proper understanding of the financial results and capital levels of the Company. These non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the table at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

FORWARD LOOKING STATEMENTS

This release and other communications by the Company contain “forward looking statements” regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future that are intended to be covered by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time. Those statements are subject to certain risks, uncertainties and other factors that may cause actual results to differ materially from those projected in such forward looking statements. These risks, uncertainties, and other factors include, but are not limited to: potential delays or other problems implementing the Company’s growth and expansion strategy including delays in identifying sites, hiring or retaining qualified personnel, obtaining regulatory or other approvals, obtaining permits and designing, constructing and opening new offices; the ability to enter into and/or close additional FDIC-assisted or traditional acquisitions, including the pending merger with Summit; problems with integrating or managing acquisitions; opportunities to profitably deploy capital; the ability to attract new or retain existing or acquired deposits; the ability to achieve growth in loans and leases, including growth from unfunded closed loans; the ability to generate future revenue growth or to control future growth in non-interest expense; interest rate fluctuations, including changes in the yield curve between short-term and long-term interest rates; competitive factors and pricing pressures, including their effect on the Company’s net interest margin; general economic, unemployment, credit market and real estate market conditions, and the effect of any such conditions on the creditworthiness of borrowers and lessees, collateral values, the value of investment securities and asset recovery values, including the value of the FDIC loss share receivable and related assets covered by FDIC loss share agreements; changes in legal and regulatory requirements; recently enacted and potential legislation and regulatory actions, including legislation and regulatory actions intended to stabilize economic conditions and credit markets, strengthen the capital of financial institutions, increase regulation of the financial services industry and protect homeowners or consumers; changes in U.S. government monetary and fiscal policy; possible further downgrade of U.S. Treasury securities; the ability to keep pace with technological changes, including changes regarding cyber security; adoption of new accounting standards or changes in existing standards; and adverse results in current or future litigation as well as other factors identified in this press release or as detailed from time to time in the Company’s reports filed with the SEC, including those factors included in the disclosures under the headings “Forward-Looking Information” and “Item 1A. Risk Factors” in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC. Should one or more of the foregoing risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those projected or described in such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GENERAL INFORMATION

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK”. The Company owns a state-chartered subsidiary bank that conducts banking operations through 141 offices, including 66 in Arkansas, 28 in Georgia, 21 in Texas, 15 in North Carolina, five in Florida, three in Alabama and one office each in South Carolina, New York and California. The Company may be contacted at (501) 978-2265 or P.O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is www.bankozarks.com.

Bank of the Ozarks, Inc. Selected Consolidated Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	Quarters Ended
	March 31,
	2014	2013	% Change
Income statement data:
Net interest income	$52,396	$44,139	18.7%
Provision for loan and lease losses	1,304	2,728	(52.2)
Non-interest income	20,360	16,357	24.5
Non-interest expense	37,454	29,231	28.1
Net income available to common stockholders	25,276	20,000	26.4

Common stock data:
Net income per share – diluted	$0.68	$0.56	21.4%
Net income per share – basic	0.68	0.57	19.3
Cash dividends per share	0.22	0.15	46.7
Book value per share	17.68	14.81	19.4
Diluted shares outstanding (thousands)	37,247	35,631
End of period shares outstanding (thousands)	36,944	35,367

Balance sheet data at period end:
Assets	$5,028,893	$3,951,818	27.3%
Loans and leases	2,778,503	2,157,771	28.8
Purchased loans not covered by loss share	488,533	38,071	1,183.2
Loans covered by loss share	304,955	544,268	(44.0)
Allowance for loan and lease losses	43,861	38,422	14.2
Foreclosed assets covered by loss share	43,793	51,040	(14.2)
FDIC loss share receivable	57,782	132,699	(56.5)
Investment securities	687,661	487,648	41.0
Goodwill	5,243	5,243	-
Other intangibles – net of amortization	15,750	6,015	161.8
Deposits	3,916,204	2,991,072	30.9
Repurchase agreements with customers	51,140	30,714	66.5
Other borrowings	280,885	280,756	-
Subordinated debentures	64,950	64,950	-
Common stockholders’ equity	653,208	523,679	24.7
Net unrealized gains (losses) on investment securities AFS included in common stockholders’ equity	3,211	9,030
Loan and lease, including covered loans and purchased non-covered loans, to deposit ratio	91.21%	91.61%

Selected ratios:
Return on average assets*	2.12%	2.06%
Return on average common stockholders’ equity*	16.06	15.77
Average common equity to total average assets	13.23	13.09
Net interest margin – FTE*	5.46	5.83
Efficiency ratio	49.82	46.76
Net charge-offs to average loans and leases*(1)	0.02	0.19
Nonperforming loans and leases to total loans and leases(2)	0.42	0.40
Nonperforming assets to total assets(2)	0.57	0.50
Allowance for loan and lease losses to total loans and leases(2)	1.58	1.78

Other information:
Non-accrual loans and leases(2)	$11,783	$8,564
Accruing loans and leases – 90 days past due(2)	-	-
Troubled and restructured loans and leases(2)	-	-
ORE and repossessions(2)	17,076	11,290
Impaired covered loans	29,332	47,106
Impaired purchased non-covered loans	-	-

*Ratios for interim periods annualized based on actual days.
(1) Excludes covered loans and net charge-offs related to covered loans.
(2) Excludes purchased non-covered loans, covered loans and covered foreclosed assets, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Supplemental Quarterly Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	6/30/12	9/30/12	12/31/12	3/31/13	6/30/13	9/30/13	12/31/13	3/31/14
Earnings Summary:
Net interest income	$42,298	$44,444	$43,771	$44,139	$43,465	$50,633	$55,282	$52,396
Federal tax (FTE) adjustment	2,151	2,087	2,009	2,020	2,076	2,161	2,372	2,424
Net interest income (FTE)	44,449	46,531	45,780	46,159	45,541	52,794	57,654	54,820
Provision for loan and lease losses	(3,055)	(3,080)	(2,533)	(2,728)	(2,666)	(3,818)	(2,863)	(1,304)
Non-interest income	15,710	14,491	18,848	16,357	18,987	18,000	18,592	20,360
Non-interest expense	(27,282)	(28,682)	(29,891)	(29,231)	(29,901)	(32,208)	(34,728)	(37,454)
Pretax income (FTE)	29,822	29,260	32,204	30,557	31,961	34,768	38,655	36,422
FTE adjustment	(2,151)	(2,087)	(2,009)	(2,020)	(2,076)	(2,161)	(2,372)	(2,424)
Provision for income taxes	(8,584)	(7,883)	(9,519)	(8,526)	(9,506)	(10,224)	(11,893)	(8,730)
Noncontrolling interest	5	(15)	(9)	(11)	8	(33)	8	8
Net income available to common stockholders	$19,092	$19,275	$20,667	$20,000	$20,387	$22,350	$24,398	$25,276

Earnings per common share – diluted	$0.55	$0.55	$0.59	$0.56	$0.57	$0.61	$0.66	$0.68

Non-interest Income:
Service charges on deposit accounts	$4,908	$5,000	$4,799	$4,722	$5,074	$5,817	$6,031	$5,639
Mortgage lending income	1,328	1,672	1,483	1,741	1,643	1,276	967	954
Trust income	888	865	928	883	865	1,060	1,289	1,316
Bank owned life insurance income	567	598	1,027	1,083	1,104	1,179	1,164	1,130
Accretion of FDIC loss share receivable, net of amortization of FDIC clawback payable	2,035	1,699	1,336	2,392	2,481	1,396	901	692
Other income from loss share and purchased non-covered loans, net	3,197	2,270	3,194	2,155	3,689	2,484	4,825	3,311
Gains on investment securities	402	-	55	156	-	-	4	5
Gains on sales of other assets	1,397	1,425	2,431	1,974	3,110	2,501	1,801	974
Gains on merger and acquisition transactions	-	-	2,403	-	-	1,061	-	4,667
Other	988	962	1,192	1,251	1,021	1,226	1,610	1,672
Total non-interest income	$15,710	$14,491	$18,848	$16,357	$18,987	$18,000	$18,592	$20,360

Non-interest Expense:
Salaries and employee benefits	$14,574	$15,040	$15,362	$15,694	$15,294	$16,456	$17,381	$17,689
Net occupancy expense	3,650	4,105	4,160	4,514	4,370	4,786	5,039	5,044
Other operating expenses	8,549	9,028	9,860	8,455	9,669	10,178	11,427	13,908
Amortization of intangibles	509	509	509	568	568	788	881	813
Total non-interest expense	$27,282	$28,682	$29,891	$29,231	$29,901	$32,208	$34,728	$37,454

Allowance for Loan and Lease Losses:
Balance at beginning of period	$38,632	$38,862	$38,672	$38,738	$38,422	$39,373	$41,660	$42,945
Net charge-offs	(2,825)	(3,270)	(2,467)	(3,044)	(1,715)	(1,531)	(1,578)	(388)
Provision for loan and lease losses	3,055	3,080	2,533	2,728	2,666	3,818	2,863	1,304
Balance at end of period	$38,862	$38,672	$38,738	$38,422	$39,373	$41,660	$42,945	$43,861

Selected Ratios:
Net interest margin – FTE*	5.84%	5.97%	5.84%	5.83%	5.56%	5.55%	5.63%	5.46%
Efficiency ratio	45.35	47.00	46.25	46.76	46.34	45.49	45.55	49.82
Net charge-offs to average loans and leases*(1)	0.18	0.32	0.28	0.19	0.11	0.09	0.12	0.02
Nonperforming loans and leases to total loans and leases(2)	0.49	0.43	0.43	0.40	0.66	0.41	0.33	0.42
Nonperforming assets to total assets(2)	0.63	0.59	0.57	0.50	0.66	0.47	0.43	0.57
Allowance for loan and lease losses to total loans and leases(2)	1.96	1.90	1.83	1.78	1.61	1.65	1.63	1.58
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases(2)	0.74	0.61	0.73	0.56	0.74	0.54	0.45	0.75

*Ratios for interim periods annualized based on actual days.
(1) Excludes covered loans and net charge-offs related to covered loans.
(2) Excludes purchased non-covered loans, covered loans and covered foreclosed assets, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Average Consolidated Balance Sheets and Net Interest Analysis – FTE Unaudited

	Three Months Ended March 31,
	2014			2013
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
	(Dollars in thousands)
ASSETS
Earning assets:
Interest earning deposits and federal funds sold	$1,079	$3	1.19%	$2,850	$7	1.00%
Investment securities:
Taxable	276,563	2,360	3.46	140,395	1,285	3.71
Tax-exempt – FTE	403,352	6,764	6.80	334,424	5,760	6.99
Loans and leases – FTE	2,656,050	33,469	5.11	2,124,721	29,884	5.70
Purchased non-covered loans	402,199	7,480	7.54	40,046	989	10.01
Covered loans	329,302	9,405	11.58	570,105	12,864	9.15
Total earning assets – FTE	4,068,545	59,481	5.93	3,212,541	50,789	6.41
Non-interest earning assets	756,325			717,097
Total assets	$4,824,870			$3,929,638

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$2,096,018	$1,067	0.21%	$1,665,324	$864	0.21%
Time deposits of $100,000 or more	382,852	235	0.25	334,805	289	0.35
Other time deposits	458,254	279	0.25	426,712	393	0.37
Total interest bearing deposits	2,937,124	1,581	0.22	2,426,841	1,546	0.26
Repurchase agreements with customers	65,045	12	0.08	33,953	7	0.09
Other borrowings	280,926	2,655	3.83	280,758	2,649	3.83
Subordinated debentures	64,950	413	2.58	64,950	428	2.67
Total interest bearing liabilities	3,348,045	4,661	0.56	2,806,502	4,630	0.67
Non-interest bearing liabilities:
Non-interest bearing deposits	790,861			551,348
Other non-interest bearing liabilities	44,164			53,966
Total liabilities	4,183,070			3,411,816
Common stockholders’ equity	638,334			514,378
Noncontrolling interest	3,466			3,444
Total liabilities and stockholders’ equity	$4,824,870			$3,929,638

Net interest income – FTE		$54,820			$46,159
Net interest margin – FTE			5.46%			5.83%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Bank of the Ozarks, Inc. Calculation of the Ratio of Total Tangible Common Stockholders’ Equity to Total Tangible Assets Unaudited

	March 31,
	2014	2013
	(Dollars in thousands)

Total common stockholders’ equity before noncontrolling interest	$653,208	$523,679
Less intangible assets:
Goodwill	(5,243)	(5,243)
Core deposit and bank charter intangibles, net of accumulated amortization	(15,750)	(6,015)
Total intangibles	(20,993)	(11,258)

Total tangible common stockholders’ equity	$632,215	$512,421

Total assets	$5,028,893	$3,951,818
Less intangible assets:
Goodwill	(5,243)	(5,243)
Core deposit and bank charter intangibles, net of accumulated amortization	(15,750)	(6,015)
Total intangibles	(20,993)	(11,258)

Total tangible assets	$5,007,900	$3,940,560

Ratio of total tangible common stockholders’ equity to total tangible assets	12.62%	13.00%

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217